Exhibit J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 39 to the registration statement on Form N-1A (“Registration Statement”) of our report dated May 27, 2004 relating to the financial statements and financial highlights which appear in the March 31, 2004 Annual Report to Shareholders of Prime, Treasury and Tax-Free series (each a series of Cash Reserve Fund, Inc.) which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

PricewaterhouseCoopers LLP

Boston, Massachusetts

July 27, 2004